Exhibit 99 (r)

CODE OF ETHICS

FOR

PROSPECT CAPITAL CORPORATION

PROSPECT CAPITAL MANAGEMENT, LLC

(Board Approved: 08.24.11)

Section I.                                             Statement of General Fiduciary Principles

This Code of Ethics (the “Code”) has been adopted by each of Prospect Capital Corporation and its consolidated subsidiaries (“PCC” or the “Corporation”), and Prospect Capital Management, LLC, the investment adviser (the “Adviser” or “PCM”)  of the Corporation (together “Prospect”), in compliance with Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”) and Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”).  The purpose of the Code is to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments, investment intentions and other non-public information of the Corporation may abuse their fiduciary duty to the Corporation, and otherwise to deal with the types of conflict of interest situations to which Rule 17j-1 and Rule 204A-1 are addressed.

The Code is based on the principle that the directors and officers of the Corporation, and the managers, partners, officers and employees of the Adviser, who provide services to the Corporation, (i) owe a fiduciary duty to the Corporation to conduct their personal securities transactions in a manner that does not interfere with the Corporation’s transactions or otherwise take unfair advantage of their relationship with the Corporation, and (ii) owe a fiduciary duty of care, loyalty, honesty and good faith to act in the best interests of the Corporation and its shareholders.  All Access Persons (as defined below) are expected to adhere to this general principle as well as to comply with all of the specific provisions of this Code that are applicable to them.  Any Access Person who is affiliated with another entity that is a registered investment adviser is, in addition, expected to comply with the provisions of the code of ethics that has been adopted by such other investment adviser.

Technical compliance with the Code will not automatically insulate any Access Person from scrutiny of transactions that show a pattern of compromise or abuse of the individual’s fiduciary duty to the Corporation.  Accordingly, all Access Persons must seek to avoid any actual or potential conflicts between their personal interests and the interests of the Corporation and its shareholders.  In sum, all Access Persons shall place the interests of the Corporation before their own personal interests.

All Access Persons must read and retain this Code of Ethics.

Section II                                            Definitions

(A)            “Access Person” means any Supervised Person (as defined below) of the Adviser who has access to non-public information regarding the Corporation or any other clients’ purchase or sale of securities, or non-public information regarding the portfolio holdings of the Corporation or any other clients for which the Adviser serves as investment adviser, or whose investment adviser or principal underwriter controls (as defined below) the Adviser, is controlled by the Adviser, or is under common control with the Adviser, or Advisory Person (as defined below) of the Corporation or the Adviser.

(B)              An “Advisory Person” of the Corporation or the Adviser means:  (i) any director, officer, general partner or employee of the Corporation or the Adviser, or any company in a control relationship to the Corporation or the Adviser, who in connection with his or her regular functions or duties makes, participates in, or obtains information regarding the purchase or sale of any Covered Security (as defined below) by the Corporation, or whose functions relate to the making of any recommendation with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Corporation or the Adviser, who obtains information concerning recommendations made to the Corporation with regard to the purchase or sale of any Covered Security by the Corporation.

(C)              “Beneficial Ownership” is interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the “1934 Act”).  Under this Rule, a person is deemed to have beneficial ownership of a security if the person, directly or indirectly, through contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in such security.  A “pecuniary interest” in a security means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security.  A person is presumed to have an “indirect pecuniary interest” in securities held by a member of his or her “Immediate Family” (although this presumption may be rebutted).  For purposes of the Rule, “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.  An indirect pecuniary interest also includes, among other things:

•                                          a general partner’s proportionate interest in the portfolio securities held by a general or limited partnership;

•                                          subject to certain exceptions specified in the Rule, a performance-related fee, other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function;

•                                          a person’s right to dividends that is separated or separable from the underlying securities;

•                                          a person’s interest in securities held by certain trusts; and

•                                          a person’s right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable.  The term “derivative security” means any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege at a price related to an equity security, or similar securities with a value derived from the value of an equity security.

A person who is a shareholder of a corporation or similar entity is not deemed to have a pecuniary interest in portfolio securities held by the corporation or the entity if the shareholder is not a controlling shareholder of the corporation or the entity and does not have or share investment control over the corporation’s or the entity’s portfolio.

(D)             “Chief Compliance Officer” means the Chief Compliance Officer of the Corporation or the Adviser, as the context requires.

(E)               “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.  Under the 1940 Act, “control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with the company.  A person is presumed to control a company if he or she owns beneficially, either directly or through one or more controlled companies, more than 25% of the voting securities of that company.

(F)               “Covered Security” means a security as defined in Section 2(a)(36) of the 1940 Act and Section 202(a)(18) of the Advisers Act, which includes: any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing. Covered Security also means any exchange traded fund.

“Covered Security” does not include: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by open-end investment companies registered under the 1940 Act that are not Reportable Funds (as defined below); and (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies registered under the 1940 Act, none of which are Reportable Funds.

References to a Covered Security in this Code (e.g., a prohibition or requirement applicable to the purchase or sale of a Covered Security) shall be deemed to refer to and to include any warrant for, option in, or security immediately convertible into that Covered Security, and shall also include any instrument that has an investment return or value that is based, in whole or in part, on that Covered Security (collectively, “Derivatives”).  Therefore, except as otherwise specifically provided by this Code: (i) any prohibition or requirement of this Code applicable to the purchase or sale of a Covered Security shall also be applicable to the purchase or sale of a Derivative relating to that Covered Security; and (ii) any prohibition or requirement of this Code applicable to the purchase or sale of a Derivative shall also be applicable to the purchase or sale of a Covered Security relating to that Derivative.

(G)              “Independent Director” means a director of the Corporation who is not an “interested person” of the Corporation within the meaning of Section 2(a)(19) of the 1940 Act.

(H)             “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933 (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

(I)                  “Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505, or Rule 506 thereunder.

(J)                “Reportable Fund” means any investment company registered under the 1940 Act: (i) for which the Adviser serves as an investment adviser; or (ii) whose investment adviser or principal underwriter controls the Adviser, is controlled by the Adviser or is under common control with the Adviser.

(K)             “Security Held or to be Acquired” by the Corporation means:  (i) any Covered Security which, within the most recent 15 days:  (A) is or has been held by the Corporation; or (B) is being or has been considered by the Corporation or the Adviser for purchase by the Corporation; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in Section II (F).

(L)               “Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions) or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser.

Section III                                        Objective and General Prohibitions

A.    As set forth in this Code, all Supervised Persons must comply with applicable federal securities laws and regulations.  Access Persons may not engage in any investment transaction under circumstances in which he or she benefits from or interferes with the purchase or sale of investments by the Corporation (or the Adviser on behalf of the Corporation).  In addition, Access Persons may not use information concerning the investments or investment intentions of the Corporation, or such person’s ability to improperly influence such investment intentions, for personal gain or in a manner detrimental to the interests of the Corporation.

Access Persons may not engage in conduct that is deceitful, fraudulent or manipulative, or that involves false or misleading statements, in connection with the purchase or sale of investments by the Corporation.  In this regard, Access Persons should recognize that Rule 17j-1 makes it unlawful for any affiliated person of the Corporation, or any affiliated person of an investment adviser for the Corporation, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Corporation to:

(i)                                     employ any device, scheme or artifice to defraud the Corporation;

(ii)                                  make any untrue statement of a material fact to the Corporation or omit to state to the Corporation a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(iii)                               engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Corporation; or

(iv)                              engage in any manipulative practice with respect to the Corporation.

Access Persons should also recognize that a violation of this Code, Rule 17j-1 or Rule 204A-1 may result in the imposition of: (1) sanctions as provided by Section VIII below; or (2) administrative, civil and, in certain cases, criminal fines, sanctions or penalties.  No Access Person may trade any security without advance approval from an Approving Officer.

B.   For purposes of this Section III.B, (i) “Prospect” shall mean Prospect Capital Corporation, Prospect Capital Management, LLC, Prospect Administration, LLC, and any affiliate or portfolio company of any of the foregoing; (ii) “AP” shall mean any Access Person; and (iii) “relationship” shall mean, without limitation, any employment, consulting or other arrangement with Prospect.   For a period ending on the later of (a) two years after the most recent circulation hereof to any AP, and (b) one year after termination of any AP’s relationship with Prospect, such AP shall not enter into discussions for a commercial relationship, nor consummate a commercial relationship, with (i) Prospect, or (ii) any person, entity or counterparty (x) with which Prospect has communicated, (y) as to which Prospect has considered issuing a term sheet or similar document, or (z) that Prospect has been in discussions with about a term sheet or similar document, in the case of each of (x), (y) or (z), at any time during the course of such AP’s relationship with Prospect.

Notwithstanding any other provision, document or agreement, each AP agrees (a) to comply with duties of loyalty, full disclosure, fairness and honesty, and all common law duties imposed on APs; and (b) not to aid any competitor or potential competitor of Prospect engaged or seeking to engage in senior, first lien, second lien, subordinated or mezzanine lending or private equity (a) in the New York, New Jersey, Connecticut “Tri State” area, (b) east of the Mississippi River, (c) in the United States, or (d) in North America, or to do anything with any such competitor or potential competitor to the potential detriment of Prospect during the course of such AP’s relationship with Prospect and for one year thereafter.  For a period ending on the later of (a) two years after the most recent circulation hereof to any AP, and (b) one year after termination of any AP’s relationship with Prospect, such AP shall not solicit any person or personnel associated with Prospect to work elsewhere, or compete with Prospect, or do anything that could or might potentially impair, in any way, any aspect of Prospect’s business or any aspect of PCM’s relationship with Prospect.  Junior personnel and anyone with titles of associate and below must provide two weeks, and anyone with a title, position or level senior to associate must provide one month, notice before making a resignation or any other voluntary termination effective, and shall not take employment elsewhere during the notice period even if involuntarily terminated by Prospect.  Notwithstanding any other provision, document or agreement, each AP agrees, as a condition of any offer of a relationship and of the continuation of any relationship, that the agreements set forth in this Section III.B are a contract between such AP and Prospect, enforceable as a contract ancillary to such AP’s relationship with Prospect, without which no such relationship would be permitted to exist.

Each AP agrees to respect the confidentiality of all confidential or proprietary information obtained as a result of or in the course of such AP’s relationship with Prospect and not to use any such information for any purpose, except as directed by Prospect in writing.  Each AP agrees not to use any such confidential or proprietary information to compete with or potentially harm Prospect, or in any other way, except as directed by Prospect in writing.

Each AP of Prospect, and of any company Prospect invests in, is required to obey all standards of prudence and safety, and to comply at all times with all civil and criminal legal standards, including but not limited to all international, federal, state, local, SRO, and other duly constituted authority laws, regulations, procedures and protocols, and best practices, at all times, at work, at home, on vacation, domestically and internationally, and to do everything possible at all times to avoid any potential risk, harm or injury to the person or property of anyone or anything else, wherever situated.  Accordingly, just as illustrative examples, it shall be a violation of the Compliance Manual of each of PCC and PCM to talk on a cell phone while driving, text message while driving, drive while under the influence of alcohol, drive above applicable speed limits, trespass, refuse to cooperate with an officer, ski or snowboard faster than is prudent, listen to an iPod while snowboarding, jaywalk, or fail to exercise due care on a golf course, at the beach, walking on the streets of New York City, making discriminatory or hurtful remarks, faces or gestures, etc. The above list is designed to be illustrative only and in no way exhaustive.  Lapses of sound judgment are violations of the Compliance Manual of each of PCC and PCM.

Annex A is an integral part of this Section III.B as fully as if set forth herein in haec verba.

Section IV                                       Prohibited Transactions

(A) Access Persons must comply with Section 9.4.2 of the Adviser’s Compliance Manual, which is excerpted below and may not purchase or sell any individual publicly traded security without advance approval from the CCO of PCM and the CCO of PSEC.  Mutual Funds are exempt from this prohibition.

9.4.2                        Restricted Lists Upon notice that an employee of PCM is in possession of any material, non-public information regarding an issuer, or otherwise at his or her discretion, the Chief Compliance Officer will place the issuer on a “Restricted List” and circulate the list to employees.  PCM officers, employees and their immediate family members are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities of an issuer during any period the issuer is listed on the Restricted List.  Issuers of which PCM employees are expected to have material, non-public information on a regular basis should generally be placed on the Restricted List.  The Chief Compliance Officer shall take steps to immediately inform all employees of the issuers listed on the Restricted List.

Personal Trading of PSEC shares

No affiliate, director, member, officer or employee of PCC or PCM, or any other person who has access to non-public information pertaining to the operations, assets, investment activities or other material matters concerning the Corporation (“Access Persons”) and their immediate family members may trade in the Corporation’s shares (“PSEC Shares”):

(i)                                     under any circumstances, when in possession of material non-public information;

(ii)                                  without advance permission of one of the CEO of PCC, CCO of PCC or CCO of PCM (the “Approving Officers”);

(iii)                               without providing a written confirm of any permitted trade under paragraph (ii) above immediately to the Approving Officers; and

(iv)                              other than during the period beginning on the business day immediately following any earnings call held by or on behalf of PCC and ending on the later of (x) the four week anniversary of such date, or (y) one week before the end of the next fiscal quarter; provided, that such “trading window” shall be closed at any time any Approving Officer comes into possession of material non-public information.

Notwithstanding the foregoing, an Access Person is not permitted to short PSEC Shares (or enter into any Derivative which has the economic effect of increasing in value when PSEC Shares decrease in value).  Upon submitting prospective trades to the Approving Officers for pre-approval, the applicant will be informed of any restrictions or black-out periods due to 10Q or 10K filings or for any other reason that warrants suspension of trading by Access Persons in order to comply with applicable laws and regulations and the policies and procedures of PCC or PCM.

Additionally, Access Persons may make transactions in PSEC Shares outside the trading window if they are made pursuant to a predetermined, non-discretionary trading plan, provided such plan has been reviewed and approved by the PCM CCO.  In addition, the Adviser may grant stock or other forms of equity of the Corporation to an Access Person outside the trading window if it is made pursuant to a predetermined employee stock plan or vesting schedule, provided such grant has been reviewed and approved by the PCM CCO.

(A)            Advisory Persons of the Corporation or the Adviser must obtain approval from the Corporation or the Adviser, as the case may be, before directly or indirectly acquiring Beneficial Ownership in any securities in an Initial Public Offering or in a Limited Offering.  Such approval must be obtained from the Chief Compliance Officer of the Corporation or the Adviser, as the case may be, unless he is the person seeking such approval, in which case it must be obtained from the President of the Corporation or of the Adviser.

(B)              No Access Person shall recommend any transaction in any Covered Securities by the Corporation without having disclosed to the Chief Compliance Officer of the Adviser and the Corporation, his or her interest, if any, in such Covered Security or the issuer thereof, including: the Access Person’s Beneficial Ownership of any Covered Securities of such issuer; any contemplated transaction by the Access Person in such Covered Securities; any position or other economic interest that the Access Person has with such issuer; and any present or proposed business relationship between such issuer and the Access Person (or a party in which the Access Person has a significant interest).

(C)             An Access Person must comply with the Adviser’s insider trading policies and procedures with respect to material non-public information.  Please refer to the section entitled “Insider Trading Procedures” in the Adviser’s Compliance Manual.

Section V                                           Reports by Access Persons

(A) Quarterly Transaction and Compliance Acknowledgement Form.

All Access Persons shall within 10 days of the date on which they become Access Persons, and thereafter, within 15 days after the end of each calendar quarter, disclose the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares or principal amount, and the trade price of all Covered Securities in which they have a direct or indirect Beneficial Ownership as of a date no more than 15 days before the person became an Access Person, in the case of such person’s initial report, and no more than 15 days before such report is submitted, in the case of annual reports.  The form of such report, entitled the Quarterly Transaction and Compliance Acknowledgement Form, is attached at the end of this document and has been approved by the Chief Compliance Officer of the Adviser.  Each Quarterly Transaction and Compliance Acknowledgement Form must also disclose the name of any broker, dealer or bank with whom the Access Person maintains or maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person or as of the last day of the most recent quarter, as the case may be.  Each Quarterly Transaction and Compliance Acknowledgement Form shall state the date it is being submitted.  For purposes of this section, the term “Access Person” shall also include such person’s Immediate Family sharing the same household.

A Quarterly Transaction and Compliance Acknowledgement Form must contain the following information with respect to each reportable transaction:

(1)          Date and nature of the transaction (purchase, sale or any other type of acquisition or disposition);

(2)          Title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares or principal amount of each Covered Security involved, and the price of the Covered Security at which the transaction was effected;

(3)          Name of the broker, dealer or bank with or through whom the transaction was effected; and

(4)          The date the report is submitted by the Access Person.

(B) Exceptions to Reporting Requirements.

(1) Independent Directors

Notwithstanding the reporting requirements set forth in this Section V, an Independent Director who would be required to make a report under this Section V solely by reason of being a director of the Corporation is not required to file a Quarterly Transaction and Compliance Acknowledgement Form upon becoming a director of the Corporation.  Such an Independent Director remains exempt from filing such Quarterly Transaction and Compliance Acknowledgement Forms unless such director knew or, in the ordinary course of fulfilling his or her official duties as a director of the Corporation, should have known that during the 15-day period immediately preceding or after the date of the transaction in a Covered Security by the director, such Covered Security is or was purchased or sold by the Corporation, or the Corporation or the Adviser considered purchasing or selling such Covered Security.

(2) Access Persons

An Access Person need not make any report under Section V with respect to transactions effected for, and Covered Securities held in, any account over which the Access Person has no direct or indirect influence or control.

An Access Person of the Adviser need not submit a Quarterly Transaction and Compliance Acknowledgement Form if all of the information in the report would duplicate information held by the Adviser in its records that are required to be recorded pursuant to Rule 204-2(a)(13) under the Advisers Act, as amended, so long as the Adviser receives such information no later than 15 days after the end of the applicable calendar quarter.

(C) Brokerage Accounts and Statements.

Access Persons, except Independent Directors, shall:

1.               within 15 days after the end of each calendar quarter, identify the name of the broker, dealer or bank with whom the Access Person established an account in which any securities were held during the quarter for the direct or indirect benefit of the Access Person and identify any new account(s) and the date the account(s) were established.  This information shall be included on the appropriate Quarterly Transaction and Compliance Acknowledgement Form.

2.               Instruct the brokers, dealers or banks with whom they maintain such an account to provide duplicate account statements to the Chief Compliance Officer of the Adviser.

3.               On an annual basis, certify that they have complied with the requirements of (1) and (2) above as provided for in the Quarterly Transaction and Compliance Acknowledgement Form.

(D) Form of Reports.

A Quarterly Transaction and Compliance Acknowledgement Form may be attached to broker statements or other statements which provide a list of all personal Covered Securities holdings and transactions in the time period covered by the report and contain the information required in the Quarterly Transaction and Compliance Acknowledgement Form.

(E) Responsibility to Report.

It is the responsibility of each Access Person to take the initiative to comply with the requirements of this Section V.  Any effort by the Corporation, or by the Adviser and its affiliates, to facilitate the reporting process does not change or alter that responsibility.

(F) Where to File Reports.

All Quarterly Transaction and Compliance Acknowledgement Forms must be filed with the Chief Compliance Officer of the Adviser or his or her appointee.

(G) Disclaimers.

Any report required by this Section V may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect Beneficial Ownership in the Covered Security to which the report relates.

Section VI                                       Additional Prohibitions

(A) Confidentiality.

Until disclosed in a public report to shareholders or to the Securities and Exchange Commission in the normal course, it is the Adviser’s fiduciary duty to keep all information concerning the identity of security holdings and financial circumstances of the Corporation confidential.  In addition, all information concerning the securities “being considered for purchase or sale” by the Corporation shall be kept confidential by all Access Persons and disclosed by them to other Access Persons only on a “need to know” basis or as otherwise permitted by law.  It shall be the responsibility of the Chief Compliance Officer of the Adviser and the Corporation to report any inadequacy found in this regard to the directors of the Corporation.

(B) Outside Business Activities and Directorships.

Access Persons may not engage in any outside business activities that may give rise to actual, or the appearance of, conflicts of interest, interfere with the duties to the Corporation or the Adviser, or otherwise jeopardize the integrity or reputation of the Corporation or the Adviser.  Similarly, no such outside business activities may be inconsistent with the interests of the Corporation or the Adviser.  Access Persons may not use the Corporation’s or Adviser’s name or related trademarks for personal benefit (or for the benefit of a third party). All directorships of public or private companies held by Access Persons shall be reported to the Chief Compliance Officer of the Adviser and the Corporation.

Section VII                                   Certification

(A) Initial and Quarterly Certification.

It is the duty of each Access Person to read and understand the Code of Ethics and consult with the Chief Compliance Officer of the Adviser with respect to any portion of the Code that is not clearly understood.  Access Persons who are directors, managers, officers or employees of the Corporation or the Adviser shall be required to certify initially and quarterly that they have read this Code and that they understand it and recognize that they are subject to it and agree to comply with its terms.   Furthermore, each time an amendment to the Code is made, Access Persons shall be required to submit a written acknowledgement that they have received, read and understood the amendments to the Code and agree to comply with its terms.

On a quarterly basis, Access Persons shall certify their understanding of the Code of Ethics and the Compliance Manuals by signing and submitting the Quarterly Transaction and Compliance Acknowledgement Form to the Chief Compliance Officer of the Adviser or such designee.  The quarterly form serves a two-fold purpose: the reporting of personal securities transactions and acknowledgement and the understanding of the Code of Ethics.

(B) Board Review.

No less frequently than annually, the Chief Compliance Officers of the Corporation and the Adviser must furnish to the Corporation’s board of directors, and the board must consider, a written report that: (A) describes any issues arising under this Code of Ethics or procedures since the last report to the board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to material violations; and (B) certifies that the Corporation or the Adviser, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

Section VIII                               Sanctions

Any violation of this Code shall be subject to the imposition of such sanctions by the Corporation or the Adviser as may be deemed appropriate under the circumstances to achieve the purposes of Rule 17j-1, Rule 204A-1 and this Code.  The sanctions to be imposed shall be determined by the board of directors, including a majority of the Independent Directors, provided, however, that with respect to violations by persons who are directors, managers, officers or employees of the Adviser (or of a company that controls the Adviser), the sanctions to be imposed shall be determined by the Adviser (or the controlling person thereof).  Sanctions may include, but are not limited to, suspension or termination of employment, a letter of censure and/or restitution of an amount equal to the difference between the price paid or received by the Corporation and the more advantageous price paid or received by the offending person with respect to any security transaction.

Section IX                                       Administration and Construction

(A)            The administration of this Code shall be the responsibility of the Chief Compliance Officer of the Adviser.

(B)              The duties of the Chief Compliance Officer of the Adviser are as follows:

(1)          Continuous maintenance of a current list of the names of all Access Persons with an appropriate description of their title or employment, including a notation of any directorships held by Access Persons who are officers or employees of the Adviser or of any company that controls the Adviser, and informing all Access Persons of their reporting obligations hereunder;

(2)          On an annual basis, providing all Access Persons a copy of this Code and informing such persons of their duties and obligations hereunder including any supplemental training that may be required from time to time;

(3)          Maintaining or supervising the maintenance of all records and reports required by this Code and reviewing Quarterly Transaction and Compliance Acknowledgement Forms periodically;

(4)          Preparing listings of all transactions effected by Access Persons who are subject to the requirement to file Quarterly Transaction and Compliance Acknowledgement Forms and reviewing such transactions against a listing of all transactions effected by the Corporation;

(5)          Issuance either personally or with the assistance of counsel as may be appropriate, of any interpretation of this Code that may appear inconsistent with the objectives of Rule 17j-1, Rule 204A-1 and this Code;

(6)          Conducting such inspections or investigations as shall reasonably be required to detect and report, with recommendations, any apparent violations of this Code to the board of directors of the Corporation;

(7)          Submission of a written report to the board of directors of the Corporation, no less frequently than annually, that describes any issues arising under the Code since the last such report, including but not limited to the information described in Section VII (B).

(C)              The Chief Compliance Officer of the Adviser shall maintain or cause to be maintained in an easily accessible place at the principal place of business of the Corporation and the Adviser, the following records:

1.               A copy of all codes of ethics adopted by the Corporation or the Adviser and its affiliates, as the case may be, pursuant to Rule 17j-1 and/or Rule 204A-1 that have been in effect at any time during the past five (5) years;

2.               A record of each violation of such codes of ethics and of any action taken as a result of such violation for at least five (5) years after the end of the fiscal year in which the violation occurs;

3.               A copy of each report made by an Access Person for at least two (2) years after the end of the fiscal year in which the report is made, and for an additional three (3) years in a place that need not be easily accessible;

4.               A copy of each report made by the Chief Compliance Officer of the Adviser and/or the Corporation to the board of directors of the Corporation for two (2) years from the end of the fiscal year of the Corporation in which such report is made or issued and for an additional three (3) years in a place that need not be easily accessible;

5.               A list of all persons who are, or within the past five (5) years have been, required to make reports pursuant to Rule 17j-1, Rule 204A-1 and this Code of Ethics, or who are or were responsible for reviewing such reports;

6.               A copy of each report required by Section VII (B) for at least two (2) years after the end of the fiscal year in which it is made, and for an additional three (3) years in a place that need not be easily accessible; and

7.               A record of any decision, and the reasons supporting the decision, to approve the acquisition by Advisory Persons of securities in an Initial Public Offering or Limited Offering for at least five (5) years after the end of the fiscal year in which the approval is granted.

(D)             This Code may not be amended or modified except in a written form that is specifically approved by majority vote of the Independent Directors.

This Code of Ethics initially was adopted and approved by the Board of Directors of the Corporation, including a majority of the Independent Directors, at a meeting on June 9, 2004.  An amendment to this Code was approved and ratified effective as of February 1, 2005 by the Board of Directors of the Corporation, including a majority of the Independent Directors, at a meeting on February 10, 2005.  A second set of amendments to this Code was approved and ratified effective as of September 1, 2006 by the Board of Directors, including a majority of the Independent Directors, at a meeting on September 6, 2006.  The Code of Ethics was further reviewed, approved and ratified effective by the Board of Directors, including a majority of the Independent Directors, at a meeting on September 28, 2007, March 28, 2008, June 17, 2009, June 15, 2010 and August 24, 2011.

Quarterly Transaction and Compliance Acknowledgement Form

The following lists all transactions in Covered Securities in which I had any direct or indirect Beneficial Ownership interest, that were effected during the last calendar quarter and required to be reported by Section V (A) of the Code of Ethics.  Please sign and date this report, and return it to the Chief Compliance Officer no later than the 15th day of the month following the end of the quarter.  Use the reverse side if additional space is needed.  Brokerage statements can be attached in lieu of listing purchases/sales/new accounts; please indicate below if purchases/sales/changes were made.

Purchases and Acquisitions (*If no activity, write NONE*)

	# of Shares	Interest Rate				Broker,
Trade	or Principal	and Maturity	Name of			Dealer, or
Date	Amount	Date	Security	Unit Price	Total Price	Bank

Sales and Other Dispositions (*If no activity, write NONE*)

	# of Shares	Interest Rate				Broker,
Trade	or Principal	and Maturity	Name of			Dealer, or
Date	Amount	Date	Security	Unit Price	Total Price	Bank

New Accounts Established During the Quarter (*If no activity, write NONE*)

	# of Shares	Interest Rate				Broker,
Trade	or Principal	and Maturity	Name of			Dealer, or
Date	Amount	Date	Security	Unit Price	Total Price	Bank

I have read and understood, and understand, the policies and procedures set forth in the Compliance Manual of each of (i) Prospect Capital Corporation (“Prospect”) and (ii) Prospect Capital Management, LLC (“PCM”) as of the date set forth below, as well as the Prospect and PCM Code of Ethics, implemented pursuant to Rule 17j-1 and Rule 204A-1 of the Investment Advisors Act of 1940, and all amendments relating thereto, and I recognize that all such policies, procedures and codes (hereafter “Rules”) apply fully to me at all times and agree to comply in all respects with the policies, procedures and codes described therein for the duration of my employment or other business relationship with Prospect, PCM or any affiliate of either (and for as long as any of the Rules apply to me), and to report promptly any deviation, regardless of immateriality, therefrom that I become aware of.

I hereby represent, covenant and agree that I have promptly, by a written instrument entitled “Notice of Violation” and signed by me, brought to the attention, of two or more of John Barry, Grier Eliasek, Brian Oswald, or Daria Becker (and only after exhausting these possibilities, Gene Stark), in writing each and every, any and all, instances of conduct, action, inaction or any other activity or circumstance by or involving any Prospect person, agent, representative, director, officer, employee, shareholder, consultant or affiliate, that is or could be, or is or could be in my judgment, unfair, unethical, immoral, a violation of the letter or spirit of the Prospect or PCM Compliance Manuals, or joint Code of Ethics, or of any other rule, regulation, law, code, best practice, or of any other standard of which I am aware, including but not limited to investment, disclosure and workplace best practices and procedures, including but not limited to anti-discrimination, whistleblower, and similar best practices, and represent, covenant and agree to notify agree to so notify, by a written instrument signed by me, Prospect immediately if I learn that this representation is or becomes inaccurate or believe or learn that any such acts, inactions or circumstances have occurred (or may be about to occur) since the commencement of my employment or other business relationship with Prospect, for as long into the future as I continue my business relationship with Prospect.

Prepared for Quarter, 20	Print Name:

Date Submitted:	Signature:

Initial Acknowledgement Form

I have read and understood the policies and procedures set forth in Prospect Capital Management’s Compliance Manual (and Prospect Capital Corporation’s Compliance Manual, if it applies to me), including the Code of Ethics compliant with Rule 17j-1 of the Investment Company Act and Rule 204A-1 of the Investment Advisors Act of 1940, and I recognize that they apply to me and agree to comply in all respects with the procedures described therein for the duration of my employment with Prospect Capital Management or any of its affiliates.

Employee:	(PRINT NAME)

Signature:

Date:

Annex A — Dispute Resolution

Section III.B of this Code contains the entire agreement of PCC and any covered person with respect to the subject matter thereof and supersedes all prior negotiations, agreements and understandings with respect thereto, both written and oral, other than those addressing the same subject matter contained in the PSEC Compliance Manual, the Adviser’s Compliance Manual and any separate written agreement between any covered person and PCC or any of its affiliates, as applicable.  Section III.B of this Code may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.  There are no unwritten or oral agreements between the parties.  Any offer of employment and any other agreement of any kind between anyone and any of PCC, PCM, PA, or any affiliate of any, must be in the form of a formal written instrument (and not an email or series of emails) signed in blue ink by John F. Barry and the counterparty.  Section III.B of this Code may not be modified or amended except by a formal written instrument (and not by an email or series of emails) signed by John F. Barry III as Authorized Signatory of PCC in blue ink and by the covered person.  No term or provision of Section III.B of this Code may be waived except by a formal written instrument signed (and not by an email or series of emails) by the party against whom such waiver is sought; provided, that in the case of the PCC, such waiver must be signed by John F. Barry III as Authorized Signatory of PCC in blue ink. PCC’s failure to insist at any time upon strict compliance with Section III.B of this Code or any continued course of such conduct on its part will not constitute or be considered a waiver by PCC of any of its rights or privileges.  A waiver or consent, express or implied, of or to any breach or default by any party in the performance by that party of its obligations with respect to Section III.B of this Code is not a waiver or consent of or to any other breach or default in the performance by that party of the same or any other obligations of that party.  All provisions of Section III.B of this Code are severable, and the unenforceability or invalidity of any of the provisions of Section III.B of this Code shall not affect the validity or enforceability of the remaining provisions of Section III.B of this Code.  Should any part of Section III.B of this Code be held unenforceable, the unenforceable portion or portions shall be removed (and no more), and the remaining portions of Section III.B of this Code shall be enforced as fully as possible (removing the minimum amount possible).  Each covered person agrees that injunctive relief shall be available to enforce his or her obligations described in Section III.B of this Code.

Notwithstanding any provision of Section III.B of this Code or any other agreement or document, should any covered person or any affiliate (“you”), wish to assert any claim against PCC or any affiliate, you will provide PCC in writing at least 30 business days in advance of filing or serving any such claim a complete statement detailing the claim, the factual and legal grounds therefor, what PCC can and/or need do to cure, the amount of time available for such cure, and the reasons why such claim is not barred by this Code, and you will thereafter engage in in-person “executive to executive” mediation with PCC for at least 30 business days after providing to PCC such written statement and prior to filing any such claim anywhere else other than with PCC (should you decide to file any such claim notwithstanding such filing being in violation of this Code), following these procedures:

A.                                   First, after you have provided PCC the written statement referenced above, you shall promptly meet with PCC in person, in a good faith attempt to resolve any dispute, and shall continue to mediate for at least 30 business days; and

B.                                     Second, if the dispute remains unresolved after 30 business days following the commencement of the mediation described above, or after such lesser time as agreed to by you and PCC, then you may submit such dispute (i) to nonbinding arbitration before an arbitrator or mediator chosen and agreed by the parties and, if such nonbinding arbitration or mediation fails, (ii) to binding arbitration (not to a court) pursuant to this agreement by delivering an arbitration notice to PCC (unless such claim is not permitted by this Code).  Under no circumstances will you file any claim against PCC or any affiliate in any court or anywhere other than in arbitration in New York City.

No part of this dispute resolution procedure shall be deemed to permit a claim not otherwise permitted.

Section III.B of this Code shall be governed by and construed, and any claim by you or any affiliate against PCC shall be determined, in accordance with the internal laws of the State of New York for contracts made and to be enforced therein, without regard to principles of conflicts of laws.  If you assert a claim and executive to executive mediation fails, after 30 business days of such mediation, and thereafter non-binding arbitration or mediation fails, should you then decide to proceed with your claim, you agree to submit any persisting claim (whether or not permitted by this Section III.B of this Code or this Annex A) including, but not limited to, any issue regarding arbitrability, not to a court but only to binding arbitration in New York City in accordance with the Commercial Arbitration Rules and the Expedited Procedures of the American Arbitration Association (“AAA”) then in effect (“the Rules”), except as modified herein.  The arbitration shall be held and the award shall be issued in New York, New York before three arbitrators, agreed to by the parties within 30 business days of receipt by PCC or you of a copy of the demand for arbitration, or in default thereof, appointed by the AAA in accordance with listing, ranking and striking provisions in the Rules.  Any arbitrator appointed by the AAA shall be a retired judge or a practicing attorney with no less than 15 years of experience with large, complex, commercial cases and an experienced arbitrator.  The parties hereby agree that there shall be no discovery relating to or in the arbitration, and they agree not to seek any such discovery (before any arbitrator, court or other tribunal).  In rendering the award, each arbitrator shall be required to apply the substantive law of the State of New York.  The arbitral tribunal is not empowered to award damages in excess of out-of-pocket expenses, and each party hereby irrevocably waives and disclaims to the maximum extent enforceable under controlling law any right to recover before any court, arbitrator or other tribunal or forum special, punitive, compensatory, benefit of the bargain, expectancy, exemplary, incidental, direct, indirect, consequential, “lost profits”, similar or other damages (including, but not limited to, damages resulting from loss of profits, business or anticipated savings) whether or not contemplated, foreseeable or noticed.  The award of the arbitrators shall be in writing and shall briefly state the findings of fact and conclusions of law on which it is based.  The award shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues or accountings presented to the arbitrators.  Judgment upon the award may be entered and enforced in any court having jurisdiction.  The losing party shall pay the costs, fees and expenses of the arbitration including, but not limited to, the fees and expenses of the AAA and the arbitrators and the legal fees and expenses of the prevailing party, which shall be included in the final award (and both parties shall post before the arbitration commences adequate security for such fees and expenses equal to the greater of (i) $25,000 or (ii) such larger amount as the arbitrators shall direct), with an immediate default judgment to be entered against any party (a) failing to post such security at least 30 days before the scheduled date of the first hearing or (b) failing to pay the costs of arbitration, including filing fees, by the date due for any such payment.  Any costs, fees and expenses (including attorneys fees and expenses) incident to enforcing the arbitral award shall be included in any judgment rendered thereon (including an estimate for post trial proceedings, appeals, collections, etc., the parties agreeing that the loser shall pay all related out-of-pocket legal expenses of the winner until paid in full following all collections).  Each party unconditionally and irrevocably agrees to submit to the exclusive jurisdiction of the state and federal courts located in New York, New York (the “New York Courts”) for the purpose of any proceedings to compel or in aid of arbitration, and to the non-exclusive jurisdiction of New York Courts for proceedings for the enforcement of any award or decision of the arbitrators.  Each party hereto expressly consents and unconditionally submits to the jurisdiction of the AAA in New York City and, if applicable, on confirmation, appeal or otherwise consistently herewith, New York Courts in any such proceeding (and agrees that registered mail shall suffice for service of process), and hereby waives any objection which such party may have based upon imperfect service (providing actual or constructive notice is received), lack of personal jurisdiction, improper venue or inconvenient forum, AND EACH PARTY HERETO EXPRESSLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO DISCOVERY OR TRIAL BY JURY IN ANY SUCH PROCEEDING.  In the event either party obtains an order compelling arbitration or denying a stay of arbitration (the “Arbitration Order”), the party compelled to arbitrate shall reimburse the party seeking enforcement of this arbitration agreement for all its reasonable attorneys fees and costs incurred in obtaining such relief, which fees and costs shall be determined forthwith upon entry of the Arbitration Order and payable within 30 days of such determination, without awaiting, and independent of, the outcome of any arbitration proceedings, and failure to make such payment when due shall result in the immediate entry of a default judgment against the defaulting party with respect to the entire case.  Notwithstanding anything else herein, to the fullest extent permitted by applicable law, PCC shall have the right to initiate a claim in court, or within 30 days following receipt by PCC of the first written statement of a claim as set forth in the first paragraph of this Annex A and in A. above to designate a state or federal court located in New York, New York to hear, resolve and determine any part of any dispute between the parties (but only claims, including claims for injunctive relief, submitted by PCC or any affiliate and not counterclaims, cross claims or claims submitted by others unless also submitted by PCC or any affiliate), to the fullest extent that such right to so designate a court pursuant to the terms of this arbitration agreement remains enforceable under controlling law, but PCC and you agree that if such right of PCC or any affiliate to so designate a court pursuant to the terms of this arbitration agreement no longer remains enforceable or is not enforceable under controlling law, then the unenforceable portions of this sentence shall be severed from this arbitration agreement (as with any other unenforceable portions of Section III.B of this Code), and the other enforceable procedures for resolving any claim between the parties set forth herein shall continue in full force and effect to the maximum extent enforceable under controlling law.  EACH PARTY HERETO EXPRESSLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, (Y) ANY RIGHT TO DISCOVERY, WHETHER PURSUANT TO THE FEDERAL RULES OF CIVIL PROCEDURE, OR ANY OTHER RULE, REGULATION, OR CUSTOM (OF THE AAA OR OF ANY COURT) AND (Z) TRIAL BY JURY, IN EACH CASE WITH RESPECT TO ANY ASPECT OF ANY DISPUTE RELATING HERETO OR BETWEEN OR AMONG THE PARTIES HERETO, INCLUDING ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN CONNECTION WITH ANY ASPECT OF THIS SECTION III.B OF THIS CODE, ANY TRANSACTION RELATING THERETO, OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION THEREWITH, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  Should you prevail on any claim, you agree that the damages are difficult to calculate and therefore agree to the maximum extent enforceable under controlling law that $10,000 shall be the liquidated damages ceiling on any claim by you against PCC or any affiliate, whether for out-of-pocket, special, punitive, compensatory, benefit of the bargain, expectancy, exemplary, incidental, direct, indirect, consequential, “lost profits” or similar or other damages (including, but not limited to, damages resulting from loss of profits, business and anticipated savings) whether or not contemplated, foreseeable or noticed, and you, in addition to agreeing not to assert any such claim, agree not to assert before any court, arbitrator, or other tribunal or forum any claim for damages in excess of such $10,000 amount.  If you, in violation of this arbitration agreement, assert any claim against PCC or any affiliate anywhere, you agree that PCC’s or any affiliate’s liquidated damages for the assertion of any such claim shall be $25,000 in addition to PCC’s or any affiliate’s legal fees associated therewith and any other damages that PCC or any affiliate may show.

To the extent the agreement herein to arbitrate does not enjoy the respect and enforcement the parties intend, or upon PCC’s or any affiliate’s initiation of a court proceeding or removal of any part of an arbitration to court, or on confirmation, appeal or otherwise consistently herewith, and without diminishing your obligation hereunder to arbitrate, each party hereto consents and agrees that the state or federal courts located in New York County, City of New York, shall have exclusive jurisdiction to hear and determine any claim or dispute between or among any of the parties hereto pertaining to any part of Section III.B of this Code or this Annex A, any investigation, litigation, or proceeding related to or arising out of any such matters, any course of conduct, course of dealing, statement (whether verbal or written) or action of any party to Section III.B of this Code and this Annex A and any of its affiliates, or otherwise, and the arbitrability of any claim (which shall initially be determined by the arbitrators), and you agree not to assert any such claim or any claim relating hereto (or to the subject matter hereof and anything related thereto) outside of arbitration, or upon appeal therefrom (or if arbitration is not enforced) to courts other than those in New York, New York, provided that the parties hereto acknowledge that any appeals from those courts may have to be heard by a court located outside of New York, New York, and provided further that enforcement of an arbitration award may require a filing or a hearing in a court located outside of New York, New York.  You expressly waive any objection which you may have based upon lack of personal jurisdiction, improper venue or inconvenient forum.  Service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding brought in any forum and you shall not contest such service provided you have actual or constructive notice.  Judgment upon an arbitration award or any court’s award shall include payment of all costs, fees and expenses of the arbitration and any court proceeding, including all costs, fees and expenses (including legal fees and expenses) incident to enforcing the arbitrator’s award and any court’s award and any and all appeals, collateral proceedings, collection proceedings, post judgment proceedings (and shall include an appropriate award for post-judgment proceedings), etc.